                                                                   Exhibit 23(e)

                     Consent of J.P. Morgan Securities Inc.

   We hereby consent to (i) the use of our form of opinion letter to the Board of Directors of Area Bancshares Corporation (the "Company") included in Annex C to the Proxy Statement/Prospectus relating to the proposed merger of the Company and with BB&T Corporation, and (ii) the references to such opinion in such the Proxy Statement-Prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          J.P. Morgan Securities Inc.

                                          By:   /s/ Michael F. Marek
                                             ----------------------------------
                                                    Michael F. Marek
                                                     Vice President

February 11, 2002